Consent of Independent Registered Public Accounting Firm

The Board of Trustees
The Dreyfus/Laurel Funds Trust:

We consent to the use of our report dated July 16, 2007 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Counsel and Independent Registered Public Accounting Firm” in the statements of additional information.

KPMG LLP

New York, New York
September 24, 2007